Exhibit 99.1

Teladoc Health Reports First Quarter 2026 Results

NEW YORK, April 29, 2026— Teladoc Health, Inc. (NYSE: TDOC), the global leader in virtual care, today reported financial results for the three months ended March 31, 2026 (“First Quarter 2026”). Unless otherwise noted, percentage and other changes are relative to the three months ended March 31, 2025 (“First Quarter 2025”).

Highlights

•First Quarter 2026 revenue of $613.8 million, down 2% year-over-year
•First Quarter 2026 net loss of $63.8 million, or $0.36 per share
•First Quarter 2026 adjusted EBITDA of $58.2 million, essentially flat year-over-year
•Integrated Care segment revenue of $395.4 million, up 2% year-over-year, and adjusted EBITDA margin of 14.2%
•BetterHelp segment revenue of $218.4 million, down 9% year-over-year, and adjusted EBITDA margin of 0.9%
•The Company reaffirmed the midpoint of its full year financial outlook

“We delivered a good start to 2026, with first quarter consolidated revenue and adjusted EBITDA exceeding the midpoint of our guidance ranges, and our full-year outlooks for both segments remain on track,” said Chuck Divita, Chief Executive Officer of Teladoc Health. “Integrated Care delivered solid results in the quarter and we continued to make meaningful progress scaling insurance acceptance in BetterHelp.”

“We remain focused on disciplined execution across our strategic priorities, including key investments in product innovation, technology, and our clinical model. We see a meaningful opportunity to build on the unique strengths of our platform to deliver measurable and differentiated value for our clients and members and to return the business to growth. The progress we’re seeing strengthens our conviction in that path and we remain committed to driving long-term value for all stakeholders.”

Key Financial Data
(In thousands, except per share data, unaudited)
	Three Months Ended
	March 31,
	2026	2025	Change
Revenue	$613,845	$629,369	(2)%

Net loss	$(63,837)	$(93,012)	31%
Net loss per share	$(0.36)	$(0.53)	32%

Adjusted EBITDA (1)	$58,169	$58,093	—%

See note (1) in the Notes section that follows.

First Quarter 2026

Revenue decreased 2% to $613.8 million from $629.4 million in First Quarter 2025. Access fees revenue decreased 8% to $484.7 million while other revenue increased 25% to $129.2 million. U.S. revenue decreased 6% to $491.5 million while International revenue increased 17% to $122.3 million.

Integrated Care segment revenue increased 2% to $395.4 million in First Quarter 2026 while BetterHelp segment revenue decreased 9% to $218.4 million.

Net loss totaled $63.8 million, or $0.36 per share, for First Quarter 2026, compared to $93.0 million, or $0.53 per share, for First Quarter 2025. Results for First Quarter 2026 included amortization of intangibles of $89.8 million, or $0.50 per share pre-tax, and stock-based compensation expense of $14.6 million, or $0.08 per share pre-tax. Net loss for First Quarter 2026 also included restructuring costs of $12.0 million, or $0.07 per share pre-tax, primarily related to severance costs.

Results for First Quarter 2025 included a non-cash goodwill impairment charge of $59.1 million, or $0.34 per share pre-tax, amortization of intangibles of $84.3 million, or $0.48 per share pre-tax, and stock-based compensation expense of $25.2 million, or $0.14 per share pre-tax. Net loss for First Quarter 2025 also included restructuring costs related to severance costs and costs associated with office space reductions of $4.3 million, or $0.02 per share pre-tax. These items were partially offset by a discrete tax benefit of $20.1 million, or $0.12 per share, related to the completion of a research and development tax credit study.

The non-cash goodwill impairment charge recorded in First Quarter 2025 was the result of the fair value of the Integrated Care segment being less than its carrying value at the time of the acquisition of Catapult Health, LLC.

Adjusted EBITDA(1) of $58.2 million was essentially flat compared to $58.1 million for First Quarter 2025. The Integrated Care segment adjusted EBITDA increase of $5.9 million was offset by a $5.8 million decrease of the BetterHelp segment adjusted EBITDA in First Quarter 2026.

Capex and Cash Flow

Cash flow from operations was $9.5 million in First Quarter 2026, compared to $15.9 million in First Quarter 2025. Capital expenditures and capitalized software development costs (together, “Capex”) were $35.8 million in First Quarter 2026, compared to $31.6 million in First Quarter 2025. Free cash flow was an outflow of $26.3 million in First Quarter 2026, compared to an outflow of $15.7 million in First Quarter 2025.

Financial Outlook

The outlook provided below is based on current market conditions and expectations and what we know today.

For the full year of 2026, we expect:
Full Year 2026 Outlook Range
Revenue	$2,481 - $2,576 million
Adjusted EBITDA	$267 - $306 million
Net loss per share	($1.05) - ($0.75)
Free Cash Flow	$130 - $170 million
U.S. Integrated Care Members (2)	97 - 100 million

Integrated Care
Revenue growth percentage (year-over-year)	0.80% - 3.50%
Adjusted EBITDA margin	15.10% - 16.10%

BetterHelp
Revenue growth percentage (year-over-year)	(6.50%) - (1.00%)
Adjusted EBITDA margin	3.00% - 4.60%

For the second quarter of 2026, we expect:
2Q 2026 Outlook Range
Revenue	$597 - $626 million
Adjusted EBITDA	$55 - $67 million
Net loss per share	($0.30) - ($0.20)
U.S. Integrated Care Members (2)	98.5 - 100 million

Integrated Care
Revenue growth percentage (year-over-year)	(1.75%) - 1.75%
Adjusted EBITDA margin	14.70% - 16.00%

BetterHelp
Revenue growth percentage (year-over-year)	(11.75%) - (5.25%)
Adjusted EBITDA margin	(0.50%) - 1.50%

See note (2) in the Notes section that follows.

Earnings Conference Call

The First Quarter 2026 earnings conference call and webcast will be held Wednesday, April 29, 2026 at 5:00 p.m. E.T. The conference call can be accessed by dialing (800) 715-9871 for U.S. participants and using the conference ID # 2214924. For international participants, please visit the following link for global dial-in numbers, using the same conference ID # 2214924: https://registrations.events/directory/international/itfs.html. A live audio webcast will also be available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health is the global leader in virtual care. The company is delivering and orchestrating care across patients, care providers, platforms, and partners — transforming virtual care into a catalyst for how better health happens. Through our relationships with health plans, employers, providers, health systems and consumers, we are enabling more access, driving better outcomes, extending provider capacity and lowering costs. Learn more at www.teladochealth.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, the information under the caption “Financial Outlook” and statements we make regarding future financial or operating results, future numbers of members, BetterHelp paying users or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, initiatives to improve our efficiency and competitiveness, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; (vii) the impact of and risk related to impairment losses with respect to goodwill or other assets; (viii) the success of our initiatives to improve our efficiency and competitiveness; and (ix) imposed and threatened tariffs by the United States and its trading partners, and any resulting disruptions or inefficiencies in our supply chain. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data, unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue	$613,845	$629,369
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	197,526	196,829
Advertising and marketing	151,527	168,185
Sales	51,276	48,693
Technology and development	67,865	69,958
General and administrative	102,093	112,774
Goodwill impairment	—	59,138
Acquisition, integration, and transformation costs	1,064	2,188
Restructuring costs	11,975	4,347
Amortization of intangible assets	89,826	84,304
Depreciation of property and equipment	2,461	3,564
Total costs and expenses	675,613	749,980
Loss from operations	(61,768)	(120,611)
Interest income	(6,490)	(12,674)
Interest expense	5,368	5,765
Other expense (income), net	196	(2,435)
Loss before provision for income taxes	(60,842)	(111,267)
Provision for income taxes	2,995	(18,255)
Net loss	$(63,837)	$(93,012)

Net loss per share, basic and diluted	$(0.36)	$(0.53)

Weighted-average shares used to compute basic and diluted net loss per share	179,122,268	174,154,128

Stock-based Compensation Summary

Compensation expense for stock-based awards was classified as follows (in thousands, unaudited):

	Three Months Ended March 31,
	2026	2025
Cost of revenue (exclusive of depreciation and amortization, which are shown separately)	$347	$573
Advertising and marketing	860	1,503
Sales	2,077	4,259
Technology and development	2,727	5,785
General and administrative	8,600	13,043
Total stock-based compensation expense (3)	$14,611	$25,163

See note (3) in the Notes section that follows.

Revenues

	Three Months Ended
	March 31,
(In thousands, unaudited)	2026	2025	Change
Revenue by Type
Access Fees	$484,655	$525,736	(8)%
Other	129,190	103,633	25%
Total Revenue	$613,845	$629,369	(2)%

Revenue by Geography
U.S.	$491,505	$524,970	(6)%
International	122,340	104,399	17%
Total Revenue	$613,845	$629,369	(2)%

Summary Operating Metrics

Consolidated

	Three Months Ended
	March 31,
(In millions)	2026	2025	Change
Total Visits	4.4	4.4	(2)%

Integrated Care

	As of March 31,
(In millions)	2026	2025	Change
U.S. Integrated Care Members (2)	101.2	102.5	(1)%
Chronic Care Program Enrollment (4)	1.197	1.151	4%

	Three Months Ended
	March 31,
	2026	2025	Change
Average Monthly Revenue Per U.S. Integrated Care Member (5)	$1.30	$1.27	2%

BetterHelp

	Average for
	Three Months Ended
	March 31,
(In millions)	2026	2025	Change
BetterHelp Paying Users (6)	0.361	0.397	(9)%

See notes (2), (4), (5), and (6) in the Notes section that follows.

Operating Results by Segment (see note (7) in the Notes section that follows)

The following table presents operating results by reportable segment for the periods indicated:

	Three Months Ended
	March 31,
(In thousands, unaudited)	2026	2025	Change
Integrated Care
Revenue	$395,445	$389,468	2%
Adjusted EBITDA	$56,277	$50,379	12%
Adjusted EBITDA Margin %	14.2%	12.9%

BetterHelp
Consumer and Other	$205,463	$239,901	(14)%
Insurance Covered Services	12,937	—	n/a
Total Revenue	$218,400	$239,901	(9)%
Adjusted EBITDA	$1,892	$7,714	(75)%
Adjusted EBITDA Margin %	0.9%	3.2%

n/a - not applicable

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(63,837)	$(93,012)
Adjustments to reconcile net loss to net cash flows from operating activities:
Goodwill impairment	—	59,138
Amortization of intangible assets	89,826	84,304
Stock-based compensation	14,611	25,163
Depreciation of property and equipment	2,461	3,564
Amortization of right-of-use assets	1,898	2,305
Provision for allowances for doubtful accounts	(79)	59
Deferred income taxes	(1,060)	(26,865)
Other, net	1,329	1,753
Changes in operating assets and liabilities:
Accounts receivable	(20,996)	(15,270)
Prepaid expenses and other current assets	(29,446)	(23,786)
Inventory	6,315	1,515
Other assets	336	412
Accounts payable	(2,108)	17,356
Accrued expenses and other current liabilities	39,114	12,568
Accrued compensation	(31,529)	(21,463)
Deferred revenue	5,060	(5,542)
Operating lease liabilities	(2,297)	(2,482)
Other liabilities	(82)	(3,798)
Net cash provided by operating activities	9,516	15,919
Cash flows from investing activities:
Capital expenditures	(1,660)	(2,726)
Capitalized software development costs	(34,162)	(28,859)
Acquisitions accounted for as business combinations, net of cash acquired	—	(64,608)
Payments for investments	(700)	(27,075)
Net cash used in investing activities	(36,522)	(123,268)
Cash flows from financing activities:
Proceeds from the exercise of stock options	—	80
Proceeds from employee stock purchase plan	399	689
Other, net	(2,848)	—
Net cash (used in) provided by financing activities	(2,449)	769
Net decrease in cash and cash equivalents	(29,455)	(106,580)
Effect of foreign currency exchange rate changes	(891)	1,585
Cash and cash equivalents at beginning of the period	781,084	1,298,327
Cash and cash equivalents at end of the period	$750,738	$1,193,332

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data, unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$750,738	$781,084
Accounts receivable, net of allowance for doubtful accounts of $3,016 and $4,033 at March 31, 2026 and December 31, 2025, respectively	213,627	192,826
Inventories	31,557	38,203
Prepaid expenses and other current assets	136,417	107,016
Total current assets	1,132,339	1,119,129
Property and equipment, net	26,278	26,972
Goodwill	283,190	283,190
Intangible assets, net	1,235,185	1,297,087
Operating lease—right-of-use assets	24,233	26,119
Other assets	106,036	105,803
Total assets	$2,807,261	$2,858,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,196	$47,967
Accrued expenses and other current liabilities	233,292	198,208
Accrued compensation	60,668	96,258
Deferred revenue, current	65,714	62,305
Total current liabilities	404,870	404,738
Operating lease liabilities, net of current portion	31,738	34,204
Deferred revenue, net of current portion	10,365	9,139
Deferred taxes, net	27,610	28,945
Convertible senior notes, net	995,811	994,925
Other liabilities	551	643
Total liabilities	1,470,945	1,472,594
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 180,431,102 shares and 178,315,400 shares issued and outstanding as of March 31, 2026 and December 31, 2025 respectively	180	178
Additional paid-in capital	17,865,617	17,850,478
Accumulated deficit	(16,494,059)	(16,430,222)
Accumulated other comprehensive loss	(35,422)	(34,728)
Total stockholders’ equity	1,336,316	1,385,706
Total liabilities and stockholders’ equity	$2,807,261	$2,858,300

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance an understanding of past performance, which include adjusted EBITDA and free cash flow. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance, and are commonly used by investors to evaluate our performance and that of our competitors. We further believe that these financial measures are useful to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business, and that free cash flow reflects an additional way of viewing our liquidity that, when viewed together with GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. We use these non-GAAP financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as a key measure of our performance.

Adjusted EBITDA consists of net loss before provision for income taxes; other expense (income), net; interest income; interest expense; depreciation of property and equipment; amortization of intangible assets; restructuring costs; acquisition, integration, and transformation cost; goodwill impairments; and stock-based compensation.

Free cash flow is net cash provided by operating activities less capital expenditures and capitalized software development costs.

Our use of these non-GAAP terms may vary from that of others in our industry, and other companies may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Non-GAAP measures have important limitations as analytical tools and you should not consider them in isolation, and they should not be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share, net cash from operating activities or any other measures derived in accordance with GAAP. Some of these limitations are:

•adjusted EBITDA eliminates the impact of the provision for income taxes on our results of operations, and does not reflect other expense (income), net, interest income, or interest expense;

•adjusted EBITDA does not reflect restructuring costs. Restructuring costs may include certain lease impairment costs, certain losses related to early lease terminations, and severance;

•adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration, and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration, and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our enterprise resource planning system. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but, rather, incremental costs incurred in connection with our acquisition and integration activities;

•adjusted EBITDA does not reflect goodwill impairment charges; and

•adjusted EBITDA does not reflect the significant non-cash stock-based compensation expense which should be viewed as a component of recurring operating costs.

In addition, although amortization of intangible assets and depreciation of property and equipment are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future, and adjusted EBITDA does not reflect any expenditures for such replacements.

We compensate for these limitations by using these non-GAAP measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, net cash provided by operating activities, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to adjusted EBITDA:

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(In thousands, unaudited)

			Outlook in millions (8)
	Three Months Ended March 31,		Second Quarter	Full Year
	2026	2025	2026	2026
Net loss	$(63,837)	$(93,012)	$(54) - (36)	$(190) - (136)
Add:
Provision for income taxes	2,995	(18,255)
Other expense (income), net	196	(2,435)
Interest expense	5,368	5,765
Interest income	(6,490)	(12,674)
Depreciation of property and equipment	2,461	3,564
Amortization of intangible assets	89,826	84,304
Restructuring costs	11,975	4,347
Acquisition, integration, and transformation costs	1,064	2,188
Goodwill impairment	—	59,138
Stock-based compensation	14,611	25,163
Total Adjustments	122,006	151,105	91 - 121	403 - 496
Consolidated Adjusted EBITDA	$58,169	$58,093	$55 - 67	$267 - 306

Segment Adjusted EBITDA
Integrated Care	$56,277	$50,379
BetterHelp	1,892	7,714
Consolidated Adjusted EBITDA	$58,169	$58,093

See note (8) in the Notes section that follows.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to free cash flow:

Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Outlook (9)
	March 31,		Full Year
	2026	2025	2026 (in millions)
Net cash provided by operating activities	$9,516	$15,919	$260 - 290
Capital expenditures	(1,660)	(2,726)
Capitalized software development costs	(34,162)	(28,859)
Capex	(35,822)	(31,585)	(130) - (120)
Free Cash Flow	$(26,306)	$(15,666)	$130 - 170

See note (9) in the Notes section that follows.

Notes:

1.A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these non-GAAP measures is also included under the heading “Non-GAAP Financial Measures.”

2.U.S. Integrated Care Members represent the number of unique individuals who have paid access and visit fee only access to our suite of integrated care services in the U.S. at the end of the applicable period.

3.Excluding the amount capitalized related to software development projects.

4.Chronic Care Program Enrollment represents the total number of enrollees across our suite of chronic care programs at the end of the applicable period.

5.Average monthly revenue per U.S. Integrated Care member is calculated by dividing the total revenue generated from the Integrated Care segment by the average number of U.S. Integrated Care Members (see note 2) during the applicable period.

6.BetterHelp Paying Users represent the average number of global monthly paying users of our BetterHelp therapy and psychiatry services during the applicable period, including both those who pay directly out-of-pocket and those who utilize their insurance coverage.

7.We have two segments: Integrated Care and BetterHelp. The Integrated Care segment includes a suite of global virtual medical services including general medical, expert medical services, specialty medical, chronic condition management, mental health, and enabling technologies and enterprise telehealth solutions for hospitals and health systems. The BetterHelp segment includes virtual therapy and other wellness services provided on a global basis which are predominantly marketed and sold on a direct-to-consumer basis. Within the BetterHelp segment, Consumer and Other primarily includes revenue from BetterHelp Paying Users that pay for services directly out-of-pocket while Insurance Covered Services reflects revenue from BetterHelp Paying Users that utilize insurance coverage to pay for services, which includes any copayments.

8.We have not provided a full line-item reconciliation for net loss to adjusted EBITDA outlook because we do not provide outlook on the individual reconciling items between net loss and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as impairments, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and restructuring costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

9.We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable effort.

Investors:
Michael Minchak
617-444-9612
ir@teladochealth.com

Media:
Lou Serio
202-569-9715
pr@teladochealth.com